Exhibit 10.3

Planar Systems, Inc. Director Compensation Plan

Nonemployee directors of the Company receive a $20,000 annual retainer plus $2,000 for attendance at each board meeting. Audit Committee members receive a $12,000 annual retainer, and the Chair of the Audit Committee receives an additional annual retainer of $7,000. Compensation Committee members receive a $9,000 annual retainer, and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Governance Committee members receive an annual retainer of $7,000, and the Chair of the Governance Committee receives an additional annual retainer of $3,000. In lieu of the foregoing, the Chairman of the Board receives an annual retainer of $60,000. In fiscal 2006, the Chairman also received 13,338 options and 2,200 shares of restricted stock. Under certain circumstances, the nonemployee directors of the Company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Nonemployee directors participate in the Company’s Amended and Restated Nonemployee Director plan, under which each nonemployee director, excluding the Chairman, will be granted a stock option to purchase 6,000 shares of Common Stock each year after the annual meeting of shareholders.